Exhibit 3

OPTION AGREEMENT

OPTION AGREEMENT (this "Agreement"), dated as of June 30, 2009, by and between Wisetop International Holdings Limited, a company incorporated under the laws of the British Virgin Islands (the "Grantor") and _______________________, an individual citizen of the People's Republic of China (the "Optionee") (each of the foregoing, a "Party" and together, the "Parties").

BACKGROUND

The Grantor owns 92.5% of the issued and outstanding capital stock (the "Interest'') of BTHC VIII, Inc., a Delaware corporation, (the "Company"). The Grantor desires to grant to the Optionee an option to acquire a part of the Interest.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, mutual covenants herein set forth and other good and valuable consideration, subject to the terms and conditions herein, the Optionee hereby agrees as follows:

1.     Grant of Option. Subject to the terms and conditions herein, the Grantor hereby grants to the Optionee an option (the "Option") to purchase a certain amount of shares of common stock of the Company (the "Option Shares") at an exercise price (the "Exercise Price") as listed under the Optionee's name on the signature page hereto.

2.     Term of the Option. The Optionee may exercise the Option at any time during the period commencing on the 90th day following of the date hereof and ending on the second anniversary of the date hereof (the "Term") in accordance with the exercise procedure specified in Section 4 hereof.

3.     Rights of Optionee. The Optionee shall not have any rights to dividends or distributions or any other rights of an equity holder with respect to the Option Shares until the Option Shares shall have been issued to the Optionee upon purchase of the Option Shares upon exercise of the Option.

4.     Exercise Procedure. The Optionee may exercise the Option, at any time during the Term, by delivering to the Grantor a written notice of such exercise substantially in the form attached hereto as Exhibit A (the "Exercise Notice"), duly signed by the Optionee. The delivery of the Exercise Notice in accordance herewith will constitute a binding obligation (a) on the part of the Optionee to purchase and (b) on the part of the Grantor to sell, the Option Shares subject to such Exercise Notice in accordance with the terms of this Agreement.

5.     Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by facsimile or certified mail to the addresses of the respective parties hereto as specified on the signature page hereto, or to such other address as either party hereto may hereinafter duly give to the other.

6.     Assignment; Designation of Interest Recipient; Binding. The Optionee may assign this Option to any third party subject to compliance with applicable laws. In addition, the Optionee may designate a third party to receive all or any part of the Option Shares instead of the Optionee upon the exercise of this Option by the Optionee. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors, and permitted assigns.

7.     Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the matters herein, and cannot be amended, modified or terminated except by an agreement in writing executed by the parties hereto.

8.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to the conflicts of law principles thereof.

9.     Further Assurances. Each of the Parties to this Agreement will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such other documents and agreements as may be necessary to effectuation the transfer of the Interest upon exercise of the option).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GRANTOR:	OPTIONEE:

Wisetop International Holdings Limited
_____________________
(Printed Name of Optionee)
By: _____________________
Name: Dan Li
Title: Director	_____________________
(Signature of Optionee)
Address:
THT Industrial Park	Address: _____________
No.5 Nanhuan Road, Tiexi District
Siping, Jilin Province, China 136000	_____________________
Attention: Guohong Zhao

Number of Option Shares

_____________________

Exercise Price

$0.712
_____________________

EXHIBIT A

FORM OF EXERCISE NOTICE

[Date]

[________________ ] (the "Grantor")

[________________ ]

[________________]

Attention: [_______]

Re: Option Agreement dated June 30, 2009 (the "Option"), between Wisetop International Holdings Limited (the "Grantor") and ________________ (the "Optionee")

Dear Sir:

In accordance with Section 4 of the Option Agreement, the Optionee hereby provides this notice of exercise of the Option in the manner specified below:

(a)

The Optionee hereby exercises its Option with respect to the Interest pursuant to the Option Agreement.

(b)

The Optionee will pay the sum of $____________ to the Grantor.

(c)

Pursuant to this exercise, the Grantor will deliver to _______________ the Option Shares in accordance with the instructions attached hereto.

(d)

The Optionee further represents and warrants to the Company that neither the Optionee nor any of its respective affiliate or any person acting on its behalf or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Option Shares, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act of 1933, as amended (the "Securities Act") (any such activity being defined herein as a "Directed Selling Effort"). To the best knowledge of the Optionee, the Option Agreement and the transactions contemplated therein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the Option Shares are being acquired for investment purposes by the Optionee. The Optionee agrees that all offers and sales of the Option Shares from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither the Optionee or any of its representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Dated: _______________, ______

__________________________________